As filed with the Securities and Exchange Commission on January 4, 2016

Registration No.	333-191535
Registration No.	333-173211
Registration No.	333-169287
Registration No.	333-153444
Registration No.	333-122172
Registration No.	333-61925
Registration No.	333-38912

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-191535)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-173211)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-169287)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (No. 333-153444)
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 (No. 333-122172)
POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 (No. 333-61925)
POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-8 (No. 333-38912)
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________________
FOREST CITY REALTY TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)
__________________________

Maryland (State or other jurisdiction of incorporation or organization)	47-4113168 (I.R.S. Employer Identification No.)
Terminal Tower, 50 Public Square, Suite 1100
Cleveland, Ohio 44113
(Address of Principal Executive Offices)
___________________________
Forest City Realty Trust, Inc. 1994 Stock Plan
Forest City Realty Trust, Inc. Deferred Compensation Plan for Nonemployee Directors
Forest City Realty Trust, Inc. 2005 Deferred Compensation Plan for Nonemployee Directors
Forest City Employer, LLC 401(K) Employee Savings Plan & Trust I

(Full Title of the Plans)
___________________________
Geralyn M. Presti
Terminal Tower, 50 Public Square, Suite 1100
Cleveland, Ohio 44113
(216) 621-6060
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

At 11:59 p.m., Eastern Time, on December 31, 2015 (the “Effective Time”), pursuant to an Agreement and Plan of Merger, dated as of September 15, 2015 (the “Merger Agreement”), by and among Forest City Enterprises, Inc., an Ohio corporation (the “Predecessor Registrant”), Forest City Realty Trust, Inc., a Maryland corporation (the “Registrant”), FCILP, LLC, a Delaware limited liability company, and FCE Merger Sub, Inc., an Ohio corporation (“Merger Sub”), Merger Sub merged with and into the Predecessor Registrant, with the Predecessor Registrant surviving as a wholly-owned subsidiary of the Registrant (the “Merger”). The Merger was completed as part of the plan to reorganize the business operations of the Predecessor Registrant to facilitate its qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. The Merger Agreement was approved by the Predecessor Registrant’s shareholders at a special meeting of shareholders held on October 20, 2015.

Immediately following the Merger, the Registrant became the publicly-traded parent company of the Predecessor Registrant and succeeded to and began conducting, directly or indirectly, all of the business conducted by the Predecessor Registrant immediately prior to the Merger, and the Predecessor Registrant converted into a Delaware limited partnership and changed its name to “Forest City Enterprises, L.P.”

At the Effective Time, pursuant to the Merger Agreement, each outstanding share of the Predecessor Registrant’s Class A common stock, $0.33 1/3 par value per share (“Predecessor Class A Common Stock”), was automatically converted into one share of Class A common stock of the Registrant, $0.01 par value per share (“Class A Common Stock”), and each outstanding share of Class B common stock of the Predecessor Registrant, $0.33 1/3 par value per share (“Predecessor Class B Common Stock”), was automatically converted into one share of Class B common stock of the Registrant, $0.01 par value per share (“Class B Common Stock” and collectively with the Class A Common Stock, the “Common Stock”). The rights of the Registrant’s stockholders are governed by the Registrant’s charter (the “Charter”) and amended and restated Bylaws. The shares of Common Stock are subject to certain share ownership and transfer restrictions that are intended to, among other purposes, facilitate compliance with certain REIT rules related to share ownership.

The issuance of the shares of Common Stock was registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registrant’s registration statement on Form S-4 (Registration No. 333-205607), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on September 16, 2015. Shares of Class A Common Stock and Class B Common Stock trade on the same exchange, the New York Stock Exchange, and under the same symbols, “FCEA” and “FCEB,” respectively, as the shares of Predecessor Class A Common Stock and Predecessor Class B Common Stock prior to the Merger. Pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the shares of Class A Common Stock and Class B Common Stock are deemed to be registered under Section 12(b) of the Exchange Act.

At the Effective Time, the Registrant assumed all of the Predecessor Registrant’s rights and obligations and/or agreed to honor or cause to be honored certain obligations under the following plans (the “Plans”), each of which was amended following the Merger to reflect the Registrant’s assumptions of such plans and the obligations thereunder:

•	Forest City Enterprises, Inc. 1994 Stock Plan (n/k/a the Forest City Realty Trust, Inc. 1994 Stock Plan) (the “1994 Stock Plan”);

•
Forest City Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors (n/k/a the Forest City Realty Trust, Inc. Deferred Compensation Plan for Nonemployee Directors) (the “Deferred Compensation Plan”);

•
Forest City Enterprises, Inc. 2005 Deferred Compensation Plan for Nonemployee Directors (n/k/a the Forest City Realty Trust, Inc. 2005 Deferred Compensation Plan for Nonemployee Directors) (the “2005 Deferred Compensation Plan”); and

•	Forest City 401(k) Employee Savings Plan & Trust (n/k/a the Forest City Employer, LLC 401(k) Employee Savings Plan & Trust I) (the “401(k) Plan”).

Each outstanding option to purchase shares of Predecessor Class A Common Stock and each other right to receive shares of Predecessor Class A Common Stock under the Plans converted into an option to purchase or right to receive the same number of shares of Class A Common Stock. The terms and conditions of such options and rights continue in effect after and were not affected by the Merger.

This Post-Effective Amendment on Form S-8 pertains to the adoption by the Registrant of the following registration statements of the Predecessor Registrant filed on Form S-8 (each individually, this “Registration Statement,” and collectively, the “Registration Statements”):

•
with respect to the 1994 Stock Plan, October 2, 2013 (File No. 333-191535), September 9, 2010 (File No. 333-169287), September 11, 2008 (File No. 333-153444), January 20, 2005 (File No. 333-122172), as amended by Amendment No. 1 filed on May 3, 2007, and August 20, 1998 (File No. 333-61925), as amended by Amendment No. 1 filed on January 20, 2005 and Amendment No. 2 filed on January 25, 2005, relating, respectively, to the registration of 5,000,000, 4,000,000, 1,000,000, 2,500,000 and 2,250,000 shares of Predecessor Class A Common Stock, including such additional shares of Predecessor Class A Common Stock as may become issuable pursuant to the anti-dilution provisions of the 1994 Stock Plan;

•
with respect to the Deferred Compensation Plan and the 2005 Deferred Compensation Plan, June 9, 2000 (File No. 333-38912), as amended by Amendment No. 1 filed on January 20, 2005, Amendment No. 2 filed on June 11, 2009 and Amendment No. 3 filed on December 10, 2010, relating to the registration of $550,000 of shares of Predecessor Class A Common Stock, including such additional shares of Predecessor Class A Common Stock as may become issuable pursuant to the anti-dilution provisions of the Deferred Compensation Plan; and

•
with respect to the 401(k) Plan, March 31, 2011 (File No. 333-173211), relating to the registration of 750,000 shares of Predecessor Class A Common Stock and an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Plan.

This Post-Effective Amendment on Form S-8 is being filed by the Registrant, pursuant to Rule 414 under the Securities Act, as the successor issuer to the Predecessor Registrant following the Merger. In accordance with Rule 414(d), the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Exchange Act. The applicable registration fees were paid at the time of the filing of the Registration Statements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents of the Registrant or the Predecessor Registrant, as applicable, filed with the Commission are incorporated herein by reference:

•
The Registrant’s Amendment No. 2 to Registration Statement on Form S-4 dated September 15, 2015, which includes the balance sheet for the Registrant as of May 29, 2015, and the Registrant’s Current Report on Form 8-K filed with the Commission on December 15, 2015, which includes the balance sheet for the Registrant as of September 30, 2015;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on November 23, 2015, December 15, 2015 and January 4, 2016;

•
The Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on February 24, 2015, as amended by Form 10-K/A filed with the Commission on March 19, 2015 and as further amended by Form 10-K/A filed with the Commission on May 4, 2015;

•
The information specifically incorporated by reference into the Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 from the Predecessor Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 9, 2015;

•	The Predecessor Registrant’s Annual Report on Form 11-K for the 401(k) Plan for the fiscal year ended December 31, 2014 filed with the Commission on June 18, 2015;

•
The Predecessor Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015 filed with the Commission on May 4, 2015, August 4, 2015 and November 3, 2015, respectively;

•
The Predecessor Registrant’s Current Reports on Form 8-K filed with the Commission on January 13, 2015 (other than the portions of such document not deemed to be filed), February 19, 2015, February 27, 2015 (other than the portions of such document not deemed to be filed), March 6, 2015 (other than the portions of such document not deemed to be filed), May 4, 2015 (which was accepted by the Commission for filing at 4:12 Eastern Time on May 4, 2015), May 4, 2015 (which was accepted by the Commission for filing at 4:13 Eastern Time on May 4, 2015, other than the portions of such document not deemed to be filed), May 12, 2015 (other than the portions of such document not deemed to be filed), May 29, 2015, June 29, 2015, July 13, 2015, July 16, 2015 (other than the portions of such document not deemed to be filed), July 17, 2015 (other than the portions of such document not deemed to be filed), August 21, 2015, September 10, 2015 (other than the portions of such document not deemed to be filed), September 15, 2015, September 17, 2015, October 20, 2015, November 23, 2015, December 15, 2015, and January 4, 2016; and

•
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-4, initially filed with the Commission on July 10, 2015 (File No. 333-205607) and subsequently amended on August 21, 2015 and September 15, 2015, including any form of the prospectus contained therein filed by the Registrant pursuant to Rule 424 under the Securities Act, which description is incorporated herein by reference, and any amendment or report filed to update such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment, which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
    Not applicable.

Item 5.    Interests of Named Experts and Counsel.
    Not applicable.

Item 6.    Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty that is established by a final judgment and is material to the cause of action.

The Registrant’s Charter contains a provision that eliminates the liability of its directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (“MGCL”) requires a Maryland corporation (unless the charter provides otherwise, which the Registrant’s Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct for indemnification or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct for indemnification.

The Registrant’s Charter authorizes the Registrant, and the Registrant’s Bylaws obligate the Registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of the Registrant who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the Registrant and at the Registrant’s request, serves or has served as a director, officer, trustee, member, manager, or partner of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Registrant’s Charter and Bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or a predecessor of the Registrant.

The Registrant has entered into customary indemnification agreements with its directors and executive officers that will require the Registrant, among other things, to indemnify the Registrant’s directors and executive officers against certain liabilities that may arise by reason of their status as directors or officers to the maximum extent permitted by Maryland law and provide for the advancement of expenses in connection therewith.

The Registrant also maintains directors’ and officers’ liability insurance which will indemnify the Registrant’s directors and officers against damages arising out of certain kinds of claims which might be made against them based on acts and things done (or not done) by them while acting in their capacity as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.

    Not applicable.

Item 8.    Exhibits.

    The Exhibits to this Registration Statement are listed in the Exhibit Index following the Signatures section of this Registration Statement and are incorporated herein by reference.

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 4th day of January, 2016.

FOREST CITY REALTY TRUST, INC.
By:	/s/ Robert G. O’Brien
Robert G. O’Brien Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles A. Ratner*	Chairman of the Board and Director	January 4, 2016
Charles A. Ratner

/s/ David J. LaRue*	President, Chief Executive Officer and Director	January 4, 2016
David J. LaRue	(Principal Executive Officer)

/s/ Robert G. O’Brien	Executive Vice President and Chief Financial Officer	January 4, 2016
Robert G. O’Brien	(Principal Financial Officer)

/s/ Charles D. Obert*	Senior Vice President—Corporate Controller	January 4, 2016
Charles D. Obert	Chief Accounting Officer (Principal Accounting Officer)

/s/ Deborah Ratner Salzberg*	Executive Vice President and Director	January 4, 2016
Deborah Ratner Salzberg

/s/ Brian J. Ratner*	Executive Vice President and Director	January 4, 2016
Brian J. Ratner

/s/ Bruce C. Ratner*	Executive Vice President and Director	January 4, 2016
Bruce C. Ratner

/s/ Ronald A. Ratner*	Executive Vice President and Director	January 4, 2016
Ronald A. Ratner

/s/ Arthur F. Anton*	Director	January 4, 2016
Arthur F. Anton

/s/ Kenneth J. Bacon*	Director	January 4, 2016
Kenneth J. Bacon

/s/ Scott S. Cowen*	Director	January 4, 2016
Scott S. Cowen

/s/ Christine Detrick*	Director	January 4, 2016
Christine Detrick

/s/ Michael P. Esposito, Jr.*	Director	January 4, 2016
Michael P. Esposito, Jr.

/s/ Deborah L. Harmon*	Director	January 4, 2016
Deborah L. Harmon

/s/ Stan Ross*	Director	January 4, 2016
Stan Ross

*By:	/s/ Geralyn M. Presti
Geralyn M. Presti
(Attorney-in-fact)

Pursuant to the requirements of the Securities Act, the Employee Benefits Committee of Forest City Realty Trust, Inc., which administers the Forest City Employer, LLC 401(k) Employee Savings Plan & Trust I, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 4th day of January, 2016.

FOREST CITY EMPLOYER, LLC 401(K) EMPLOYEE SAVINGS PLAN & TRUST I
By:	/s/ Emily Holiday
Emily Holiday
Senior Vice President–Human Resources

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1
Charter of Forest City Realty Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12B filed with the Commission on January 4, 2016, File No. 333-205607).

3.2
Amended and Restated Bylaws of Forest City Realty Trust, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K12B filed with the Commission on January 4, 2016, File No. 333-205607).

5.1	Opinion of Venable LLP as to the validity of the shares being registered.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of PricewaterhouseCoopers LLP.*
23.3	Consent of RSM US LLP.*
23.4	Consent of Novogradac & Company LLP.*
23.5	Consent of Grant Thornton LLP.*
23.6	Consent of Venable LLP (included in Exhibit 5.1).
24.1	Power of Attorney.*
99.1
Forest City Realty Trust, Inc. 1994 Stock Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 23, 2015, File No. 333-205607).

99.2
Forest City Realty Trust, Inc. Deferred Compensation Plan for Nonemployee Directors (incorporated by reference to Exhibit 10.15 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 23, 2015, File No. 333-205607).

99.3
Forest City Realty Trust, Inc. 2005 Deferred Compensation Plan for Nonemployee Directors (incorporated by reference to Exhibit 10.16 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 23, 2015, File No. 333-205607).

99.4
Forest City 401(k) Employee Savings & Trust (incorporated by reference to Exhibit 4.3 to the Predecessor Registrant’s Registration Statement on Form S-8 filed with the Commission on March 31, 2011, File No. 333-173211).

99.5
First Amendment to the Forest City 401(k) Employee Savings & Trust (n/k/a Forest City Employer, LLC 401(k) Employee Savings Plan & Trust I) (incorporated by reference to Exhibit 10.17 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 23, 2015, File No. 333-205607).

* Filed herewith.